As filed with the Securities and Exchange Commission on May 21, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Valeant Pharmaceuticals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada		98-0448205
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
2150 St. Elzéar Blvd. West Laval, Quebec Canada, H7L 4A8
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
2014 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Robert Chai-Onn
Executive Vice President, General Counsel and Chief Legal
Officer, Head of Corporate and Business Development
Valeant Pharmaceuticals International, Inc.
2150 St. Elzéar Blvd. West
Laval, Quebec
Canada, H7L 4A8
(514) 744-6792
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Stephen F. Arcano
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value
Total	20,000,000 shares	$124.60(2)	$2,491,900,000	$320,957

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, no par value per share of Valeant Pharmaceuticals International, Inc. (the "Company"), which may become issuable under the Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices for a share of the registrant's common stock on May 16, 2014, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement registers 20,000,000 shares of common stock, no par value per share (the "Common Stock"), of the Company that were issued and sold, or may be issued and sold, under the Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan (the "2014 Plan"). The number of shares registered hereby includes the number of shares of Common Stock reserved but unissued under the Company's 2011 Omnibus Incentive Plan (the "2011 Plan") plus a number of shares of Common Stock underlying outstanding grants of awards under the 2011 Plan and the Company's 2007 Equity Compensation Plan (the "2007 Plan") that may be terminated, forfeited, cancelled, exchanged or surrendered under the 2011 Plan and the 2007 Plan. No further awards will be made under the 2011 Plan or the 2007 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014 (the "Form 10-K"), that contains audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2013;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

(c)	The Company's Current Reports on Form 8-K, filed with the SEC on April 21, 2014 and May 8, 2014 (other than information that is furnished and not filed);

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished and not filed); and

(e)
The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A filed with the SEC on May 20, 2014 and any amendment or report filed for the purpose of updating such description.

In addition, any and all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under Section 160 of the British Columbia Business Corporations Act (the "BCBCA"), the Company may indemnify an individual (an “eligible party”) who is or was a director or officer of the Company, is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Company,  is or was a director or officer of another corporation at the request of the Company, or at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, as well as the heirs and personal or other legal representatives of the eligible party, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, a proceeding in which the eligible party, or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.  After the final disposition of the proceeding, the

Company may pay the expenses actually and reasonably incurred by the eligible party and the heirs and personal or other legal representatives of the eligible party, and the Company must pay such amounts if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.  Under section 162 of the BCBCA, the Company may also pay, as they are incurred in advance of the final disposition of the proceeding, the expenses actually and reasonably incurred by the eligible party and the heirs and personal or other legal representatives of the eligible party in respect of that proceeding provided that the Company has first received a written undertaking from the relevant individual to repay the amounts advanced if it is ultimately determined that payment is prohibited under the BCBCA.

The Company may not indemnify or pay the expenses of an eligible party if (a) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles, (b) indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles, (c) the eligible party, in relation to the subject matter of the eligible proceeding, did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be, and (d) in the case of a proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.  The Company also may not indemnify or pay the expenses of an eligible party if the proceeding is brought against the eligible party by or on behalf of the Company or by or on behalf of an associated corporation.

Notwithstanding the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined, on the application of the Company or an eligible party or the heirs and personal or other legal representatives of the eligible party, a court may do one or more of the following: (a) order the Company to indemnify the person against any liability incurred by the eligible party in respect of an eligible proceeding, (b) order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding, (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company, (d) order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section, and (e) make any other order the court considers appropriate.

The Company's articles provide that, subject to the BCBCA, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must indemnify, and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the BCBCA.  The articles also provide that, subject to any restrictions in the BCBCA, the Company may indemnify any person.  The articles further provide that, subject to the limitations contained in the BCBCA, the Company may purchase and maintain insurance for the benefit of any person eligible for indemnification under the articles.

The Company maintains insurance for certain liabilities incurred by its directors and officers in their capacity with the Company or its subsidiaries.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed as part of this registration statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description
4.1	Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan (incorporated herein by reference to Exhibit B of the Proxy Statement on Schedule 14A filed with the SEC on April 22, 2014).
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP.
23.1	Consent of PricewaterhouseCoopers LLP (U.S.).
23.2	Consent of PricewaterhouseCoopers LLP (Canada).
23.3	Consent of Farris, Vaughan, Wills & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)           That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States, in the city of Laval, Quebec, on May 20, 2014.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert Chai-Onn
	Name:	Robert Chai-Onn
	Title:	Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development

KNOW BY ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints J. Michael Pearson and Robert Chai-Onn, or either of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Michael Pearson	Chairman and Chief Executive Officer	May 20, 2014
J. Michael Pearson	(principal executive officer)

/s/ Howard B. Schiller	Executive Vice-President and Chief Financial Officer	May 20, 2014
Howard B. Schiller	(principal financial officer and principal accounting officer) and Director

/s/ Robert A. Ingram	Lead Director	May 20, 2014
Robert A. Ingram

/s/ Ronald H. Farmer	Director	May 20, 2014
Ronald H. Farmer

/s/ Colleen A. Goggins	Director	May 20, 2014
Colleen A. Goggins

/s/ Anders Lönner	Director	May 20, 2014
Anders Lönner

/s/ Theo Melas-Kyriazi	Director	May 20, 2014
Theo Melas-Kyriazi

/s/ Robert N. Power	Director	May 20, 2014
Robert N. Power

/s/ Norma A. Provencio	Director	May 20, 2014
Norma A. Provencio

/s/ Katharine B. Stevenson	Director	May 20, 2014
Katharine B. Stevenson

EXHIBIT INDEX

Exhibit No.	Description
4.1	Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan (incorporated herein by reference to Exhibit B of the Proxy Statement on Schedule 14A filed with the SEC on April 22, 2014).
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP.
23.1	Consent of PricewaterhouseCoopers LLP (U.S.).
23.2	Consent of PricewaterhouseCoopers LLP (Canada).
23.3	Consent of Farris, Vaughan, Wills & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).